Exhibit 21

Webdigs, LLC (a Minnesota limited liability company)

Marquest Financial, Inc. (a Minnesota corporation)

Home Equity Advisors, LLC (a Minnesota limited liability company)

Credit Garage, LLC (a Minnesota limited liability company)